Exhibit 99.1

Greenland Acquisition Corporation Announces that Ordinary Shares, Rights, and Warrants to Commence Separate Trading on or about August 8, 2018

New York, N.Y., Aug. 06, 2018 (GLOBE NEWSWIRE) — Greenland Acquisition Corporation (“the Company” or “Greenland”) (NASDAQ:GLACU), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced that holders of the Company’s units may elect to separately trade the ordinary shares, rights, and warrants included in its units commencing on or about August 8, 2018.

The ordinary shares, rights, and warrants will trade on the NASDAQ Capital Market (“NASDAQ”) under the symbols GLAC, GLACR, and GLACW, respectively. Units not separated will continue to trade on NASDAQ under the symbol GLACU. After separation, the ordinary shares, rights and warrants may be recombined to create units.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, rights and warrants.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2018. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

Greenland Acquisition Corporation is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on businesses that have their primary operations located in China.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Yanming Liu
Greenland Acquisition Corporation
(86) 010-53607082